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                                                                    Exhibit 99.1

PACIFICNET ENTERS INTO AGREEMENT TO ACQUIRE LEADING PROVIDER OF DIRECT RESPONSE TELEVISION AND INFOMERCIALS MARKETING SERVICES COMPANY IN CHINA -- COMBINED COMPANY TO BECOME ONE OF THE LARGEST CRM AND VALUE ADDED SERVICE PROVIDERS IN CHINA WITH OVER 2,000 EMPLOYEES; ACQUISITION TO BE IMMEDIATELY ACCRETIVE

HONG KONG--(BUSINESS WIRE)--Oct. 3, 2005-- PacificNet Inc. (Nasdaq:PACT - News), a leading provider of customer relationship management (CRM), call center, interactive voice response (IVR) services and value-added services (VAS) in China, announced today that it has entered into an agreement to acquire a majority and controlling interest in Hitching International Corporation ("HIC"). Through its subsidiary in Shenzhen China, HIC operates one of the leading Direct Response Television (DRTV) infomercial marketing companies for financial advisory services in China. HIC is headquartered in Shenzhen China with more than 600 employees in its DRTV infomercial telemarketing call center. The DRTV call center, with about 400 phone lines, occupies about 35,000 sq. feet. Upon closing, the combined companies should become one of the largest providers of CRM services in China.

The purchase consideration for 51% of the equity interest of HIC is US$10.2 million, valued at five times the anticipated future annual net profit of HIC. In the purchase agreement, HIC guarantees to generate US$4 million annual profit, and provides for an adjustment to the purchase price in the event that HIC does not achieve net profit of $4M before September 30, 2006. The purchase consideration is payable 35% in cash and 65% (or about 825,000 restricted shares) in restricted shares of PACT valued at $8 per share. The purchase price is payable upon achievement of certain quarterly earn-out targets based on net profits.

HIC offers a wide range of financial advisory services including DRTV infomercials through satellite and cable TV broadcasting, web portals, and subscription based video streaming via the Internet. The company also offers interactive voice response (IVR) services via fixed and mobile phones. HIC rents 30-minute TV programming time slots from the leading satellite and cable TV channels in China to air its infomercials, which advertise its DRTV hotline phone number for viewers to contact. Calls are then routed to its large call centers for product inquiry and order placement. HIC typically produces its infomercials at its own studio production facility with a direct satellite upload broadcast link provided by four leading satellite TV broadcasters in China.

Tony Tong, Chairman and CEO of PacificNet, stated, "This expansion into the DRTV market is a natural extension of our B2B call center service into the higher margin B2C infomercial services market, and is a strong vote of confidence in our future development in China's growing CRM call center market. A growing number of domestic and multinational companies across a number of industries are selecting us to enhance customer services. This demand for CRM services reflects the increasingly competitive nature of the China marketplace, as customers choose a provider not solely based upon price, but on customer service. We believe that the CRM contact center has emerged as the new competitive advantage for the market leaders in China and we are well positioned to benefit from this trend."

"This strategic acquisition is a compelling move by PacificNet to capture part of the rapidly growing DRTV telemarketing services market in China," said Victor Tong, President of PacificNet. "We have great respect for HIC's business model and the strong DRTV telemarketing experience offered by their management team. Upon completion of this acquisition, PacificNet will become one of the largest CRM service providers in China with a combined employee base of over 2,000, including over 1,500 call center telemarketing operators. We are planning further strategic moves in China's CRM market, which we believe will increase our customer base, revenue and profit fundamentals, and improve our shareholder value."

The acquisition is expected to expand PacificNet's position as a leading provider of outsourced call center, telemarketing, CRM, and value-added telecom services in Greater China. PacificNet expects to significantly increase its call center telemarketing revenues, profits, and its Chinese operations. PacificNet believes that the acquisition should be accretive to the company's earnings per share in 2005. The acquisition is subject to customary corporate approvals and is expected to close prior to year-end.
About PacificNet

PacificNet Inc. (www.PacificNet.com), through its subsidiaries, invests in and operates companies that provide outsourcing and Value-Added Services (VAS) in China, such as call centers, telemarketing, CRM, Business Process Outsourcing
(BPO), interactive voice response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecos, banks, insurance, travel, marketing, and business services companies, and telecom consumers, in Greater China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, Bank of China, and Hong Kong Government. PacificNet employs over 1,500 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and branch offices in 26 provinces in China, and is headquartered in Minneapolis USA and Hong Kong.

PacificNet Epro (www.EproTel.com.hk) is the industry leader and leading provider of outsourced call center, telemarketing, CRM, VAS and IVR services with over 15 years of field experience in greater China in the areas of outsourced call center services, training and consulting services, and call center management systems.